Continuity Award Agreement [Date] Re: Continuity Award Dear [ ], In light of your importance to the continued success of EagleBank (the “Bank”) and Eagle Bancorp, Inc., (“Bancorp,” and together with the Bank, the “Company”) and to provide you with an incentive to remain with the Company, the Company is providing you with a cash incentive payment of $[ ] (your “Continuity Award”), less applicable withholdings and deductions, payable in full on March 27, 2026, (the “Grant Date”), subject to the terms and conditions of this Continuity Award Agreement (this “Agreement”). In addition, you will be provided with a restricted stock unit award under the Company’s 2025 Equity Incentive Plan (the “Plan”) with a grant date fair value of approximately $[ ] with a 3-year cliff vesting schedule. A detailed award letter will be delivered to you via our equity platform, and the award will be governed by the terms of the award agreement and the Plan. Repayment Obligation. Except as expressly provided herein, if your employment with the Company terminates for any reason before June 30, 2027 (the “Retention Date”), then you must repay the full value of your Continuity Award to the Company within 10 days of your termination of employment. No Repayment Upon Certain Terminations. For the avoidance of doubt, you will not be required to repay any portion of your Continuity Award if (i) your employment is terminated by the Company without Cause or by you for Good Reason, or (ii) in the event of your death or termination of your employment due to your disability. For purposes of this Agreement, “Cause,” and “Good Reason” will have the definitions set forth in the Eagle Bancorp, Inc. 2025 Equity Incentive Plan. No Right to Continued Employment. Nothing in this Agreement will confer upon you any right to continued employment with the Company or interfere in any way with the right of the Company to terminate your employment at any time. Right of Offset. In the event that you are required to repay any portion of your Continuity Award, the Company may offset, to the extent permitted by applicable law (including Section 409A (as defined below)), any amounts owed by the Company or its affiliates to you against the amount that you are required to repay. Other Benefits. Your Continuity Award will not be taken into account in computing the amount of any salary or compensation to determine any bonus, retirement, or other benefit under any Company benefit plan or arrangement. Notwithstanding the foregoing, solely for purposes of your employment agreement and, if applicable, non-compete agreement in effect with the Company, your Continuity Award shall constitute an “annual incentive cash bonus” and/or “cash bonus” that was earned and paid on the Grant Date. No Assignments; Successors. This Agreement is personal to you and you may not assign or delegate any right or obligation under it. This Agreement will inure to the benefit of any successor to the Company.

-2- Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Maryland, without giving effect to the choice of law rules thereof. Any action to enforce any provision of this Agreement may be brought only in a court of the State of Maryland within Montgomery County or in the United States District Court for the District of Maryland. By accepting this Agreement, you agree to submit yourself, and any legal action brought with respect to this Agreement, to the sole jurisdiction of such courts for the adjudication and resolution of any such disputes. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument. Section 409A. It is the intention of the parties hereto that this Agreement and the payment provided for hereunder shall be exempt from Section 409A of the Internal Revenue Code of 1986, as amended and the regulations and administrative guidance promulgated thereunder (“Section 409A”), and this Agreement will be interpreted and construed consistent with this intent. Entire Agreement; Amendment. This Agreement constitutes the entire agreement between you and the Company with respect to the subject hereof and supersedes any and all prior agreements or understandings between you and the Company with respect to your Continuity Award, whether written or oral. This Agreement may be amended or modified only by a written instrument executed by you and the Company. Please acknowledge your acceptance of the terms of this letter and return it to me as soon as possible but no later than [date]. Very truly yours, ___________________________________ Susan G. Riel President and Chief Executive Officer EagleBank Acknowledged and agreed: ___________________________________ Date: